AGREEMENT OF MERGER AND
                        PLAN OF MERGER AND REORGANIZATION

         Agreement of Merger and Plan of Merger and Reorganization dated March 10, 2000 by and between Cheshire Holdings, Inc. a Delaware corporation
("Cheshire"), and Pacific Development Corporation, a Colorado corporation ("Pacific") (hereinafter, the "Constituent Corporations").

         WHEREAS:

         1. The Board of Directors of Cheshire and Pacific have resolved that Cheshire be merged (hereinafter called the "merger") under and pursuant to the Colorado Corporation Law and the Delaware General Corporation Law into a single corporation existing under the laws of the State of Delaware, to wit, Cheshire, which shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation") in a transaction qualifying as a reorganization within the meaning of
                  Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

         2. The authorized capital stock of Cheshire consists of 100,000,000 shares of capital stock with a par value of $.001 per share (hereinafter called "Cheshire Stock"), 1,000 shares of which are issued and outstanding;

         3. The authorized capital stock of Pacific consists of 100,000,000 shares of capital stock with a par value of $.001 per share (hereinafter called "Pacific Stock") 10,365,000 shares of which are issued and outstanding;

         4. The respective Boards of Directors of Cheshire and Pacific have approved the Merger upon the terms and conditions hereinafter set forth and have approved this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree, in accordance with the Colorado Corporation Law and the Delaware General Corporation Law, that Pacific shall be, at the Effective Date (as hereinafter defined), merged into a single corporation existing under the laws of the State of Delaware, to wit, Cheshire, which shall be the Surviving Corporation, and which simultaneously with filing as part of the Certificate of Merger, shall change its name to Cheshire Distributors, Inc., and the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect.

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1.  SHAREHOLDERS' CONSENTS; FILINGS; EFFECTS OF MERGER

         1.1 Action by Shareholders of Pacific. Pacific shall obtain the approval of its shareholders, in accordance with the Colorado Corporation Law, at the earliest practicable date, which written consent shall, among other matters, adopt and ratify this Agreement.

         1.2 Action by Pacific as Sole Shareholder of Cheshire. At the earliest practicable date, Pacific, as the sole shareholder of Cheshire, shall adopt this Agreement in accordance with the Colorado Revised Statutes.

         1.3 Filing of Articles of Merger, Effective Date. If (a) this Agreement is adopted by the shareholders of Cheshire, in accordance with the Delaware General Corporation Law, (b) this Agreement has been adopted by Pacific as the sole shareholder of Cheshire, in accordance with the Colorado Corporation Law, and (c) this Agreement is not thereafter, and has not theretofore been terminated or abandoned as permitted by the provisions hereof, then an Articles of Merger shall be filed and recorded in accordance with the Colorado Corporation Law and Articles of Merger shall be filed and recorded in accordance with the Delaware General Corporation Law. Such filings shall be made on the same day. The Merger shall become effective at 9:00 A.M. on the calendar day following the day of such filing in Delaware, which date and time is herein referred to as the "Effective Date."

         1.4 Certain Effects of Merger. On the Effective Date, the separate existence of Pacific shall cease, and Pacific shall be merged into Cheshire, which, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to such Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved
unimpaired,   and  all  debts,   liabilities   and  duties  of  the  Constituent
Corporations  shall thenceforth  attach to the Surviving  Corporation and may be


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enforced against it to the same extent as if said debts,  liabilities and duties had been incurred or contracted by it. At any time, or from time to time, after the Effective Date, the last acting officers of Pacific, or the corresponding officers of the Surviving Corporation may, in the name of Pacific, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of the Constituent Corporations property, rights, privileges, powers, franchises, immunities and interests and otherwise to carry out the purposes of this Agreement.

II.  NAME OF SURVIVING CORPORATION; ARTICLES OF INCORPORATION; BYLAWS;

         2.1  Name  of  Surviving   Corporation.   The  name  of  the  Surviving
Corporation from and after the Effective Date shall be Cheshire Distributors, Inc.

         2.2 Articles of Incorporation. The Articles of Incorporation of Cheshire as in effect on the date hereof, shall, from and after the Effective Date, be and continue to be the Articles of Incorporation of the Surviving Corporation, until changed or amended as provided by law.

         2.3 Bylaws. The Bylaws of Cheshire, as in effect immediately before the Effective Date shall, from and after the Effective Date, be and continue to be the Bylaws of the Surviving Corporation, until amended as provided therein.

III  STATUS AND CONVERSION OF SECURITIES

         3.1 Pacific Stock. Each share of Pacific Stock which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Date into one (1) fully paid share of Cheshire Stock.

         3.2 Cheshire Stock held by Pacific. All issued and outstanding shares of Cheshire Stock held by Pacific immediately before the Effective Date shall, by virtue of the Merger and at the Effective Date, cease to exist and the certificate(s) representing such shares shall be canceled.

         3.3 Surrender of Certificates. After the Effective Date, certificates evidencing outstanding shares of Pacific Stock shall evidence the right of the holder thereof to receive a certificate(s) for shares of Cheshire Stock as aforesaid. Holders of certificates representing shares of Pacific Stock, upon


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surrender of such  certificates  to the transfer  agent of the Cheshire Stock to effect the exchange of certificates, shall be entitled to receive, upon such surrender, a certificate or certificates representing a like number of shares of Cheshire Stock. Until so surrendered, outstanding certificates for shares of Pacific Stock shall be deemed for all corporate purposes, including voting rights, subject to the further provisions of this Article 3, to evidence the ownership of the shares of Cheshire Stock into which such shares of Pacific Stock have been so converted. No dividends or distributions will be paid to the person entitled to receive certificates for shares of Cheshire Stock pursuant hereto until such person shall have surrendered his Pacific Stock certificates; but there shall be paid to the record holder of such certificate, with respect to the number of shares of Cheshire Stock issued in exchange therefor (i) upon such surrender, the amount of any dividends or distributions with a record date after the Effective Date and before surrender which shall have become payable thereon since the Effective Date, without interest; and (ii) after such surrender, the amount of any dividends thereon with a record date after the Effective Date and before surrender and the payment date of which shall be after surrender, such amount to be paid on such payment date. If any certificate for shares of Cheshire Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Cheshire Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the transfer agent that such tax has been paid or is not payable. At the Effective Date of the Merger, all shares of Cheshire Stock which shall then be held in its treasury, if any, shall cease to exist, and all certificates representing such shares shall be canceled.

         3.4   Fractional   Shares.   Cheshire   will  not  issue   certificates
representing fractional shares of Cheshire Stock, upon the Merger. Rather, fractional interests, if any, shall be rounded up to the nearest whole share.

IV.  MISCELLANEOUS

         4.1 This Agreement may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement of Merger and Plan of Merger and Reorganization by the mutual agreement of the Board of Directors of the Constituent Corporations abandoning this Agreement of Merger and Plan of Merger and Reorganization.



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         4.2 On and after the  Effective  Date of the Merger,  the  officers and directors of Pacific shall remain in such positions until their earlier resignation or removal.

         4.3 For the convenience of the parties hereto and to facilitate the filing of this Agreement of Merger and Plan of Merger and Reorganization, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by Cheshire Holdings, Inc., a Delaware corporation, and Pacific Development Corporation, a Colorado corporation, all on the date first above written.

                                             Pacific Development Corporation
                                             (a Colorado corporation)


                                                  s/ Gilad Gat
                                                  ---------------------------
                                                  Gilad Gat, Vice-President

                                                  Cheshire Holdings, Inc.
                                                  (a Delaware corporation)



                                                  s/ Willem Oost-Lievense
                                                  ----------------------------
                                                  Willem Oost-Lievense,
                                                  Chief Executive Officer

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